October 11, 2005

via U.S. mail and facsimile

Steven F. Udvar-Hazy, Chief Executive Officer
International Lease Finance Corporation
10250 Constellation Boulevard, Suite #3400
Los Angeles, CA  90067

	RE:	Form 10-K for the fiscal year ended December 31, 2004
		Form 10-Q for the fiscal quarter ended June 30, 2005 Form 10-Q for the fiscal quarter ended March 31, 2005
			File No. 1-31616


Dear Mr. Udvar-Hazy:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Rufus Decker
								Accounting Branch Chief



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Mr. Gary T. Steele
March 9, 2005
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE